As filed with the Securities and Exchange Commission on October 4, 2006

File No. 333-125504

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM SB-2/A

POST-EFFECTIVE AMENDMENT NO. 2 TO

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Enable IPC Corporation

------------------------------

(Name of small business issuer in its charter)

     Delaware

38-3718471

(State or other jurisdiction  incorporation or organization)

(IRS Employer Identification No.)

25520 Avenue Stanford, Suite 311

Valencia, California 91355

(661) 775-9273

--------------------------

(Address and telephone number of principal executive offices and principal place of business)

David A. Walker

President

Enable IPC Corporation

25520 Avenue Stanford, Suite 311

Valencia, California  91355

(661) 775-9273

(Name , address and telephone number of agent for service of process)

Copies to:

Cathryn S. Gawne, Esq.

Silicon Valley Law Group

25 Metro Drive, Suite 600

San Jose, California  95110

(408) 573-5700

Telecopier (408) 573-5701

Approximate Date of Proposed Sale to Public: As soon as practicable after this

Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box [X].

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per price per unit (1)	Proposed maximum aggregate offering price (1)	Amount of registration fee
Common Stock, $0.001 par value	6,504,687 shares (1)	$.50	$3,252,343.50	$348.00 (2)
TOTAL	6,504,687 shares		$3,252,343.50	$348.00 (2)

(1)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act.

(2)

Previously paid.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

EXPLANATORY NOTE: "The Registrant is filing this Post-Effective Amendment to clarify that the Chief Financial Officer is signing the Registration Statement in her capacity as the Registrant's principal accounting officer."

PART II

ITEM 24.

INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Article VI of our Certificate of Incorporation provides, among other things, that our Directors shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

- -     for any breach of such Director's duty of loyalty to us or our stockholders;

- -     for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

- -     liability for unlawful payments of dividends or unlawful stock purchase or redemption by us; or

- -     for any transaction from which such Director derived any improper personal benefit.

Accordingly, our Directors may have no liability to our stockholders for any mistakes or errors of judgment or for any act of omission, unless the act or omission involves intentional misconduct, fraud, or a knowing violation of law or results in unlawful distributions to our stockholders.

Section 6.1 of our Bylaws also provides that our officers and directors shall be indemnified and held harmless by us to the fullest extent permitted by the provisions of the Delaware General Corporation Law.

ITEM  25.  OTHER  EXPENSES  OF  ISSUANCE  AND  DISTRIBUTION.

The following table sets forth an itemization of various expenses, all of which we will pay, in connection with the sale and distribution of the securities being registered.  All of the amounts shown are estimates, except the SEC registration fee.

SEC Registration Fee

$

     348

Accounting Fees and Expenses

$

  4,000

Legal Fees and Expenses

$

18,000

Transfer Agent Fees and Expenses

$

  3,300

Printing

$

     700

Blue Sky Fees

$

  2,000

Miscellaneous

$

  1,652

--------------------

Total

$

 30,000

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

From March 17, 2005 to the date of this prospectus, we have sold the following unregistered securities.

In March 2005, we issued 2,000,000 shares of our common stock, with a value of $10,000, to an individual in consideration for the assignment of certain technology.  The issuance was made in reliance on Section 4(2) of the Securities Act, and was made without general solicitation or advertising.  The recipient was a sophisticated investor with access to all relevant information necessary to evaluate the investments, and who represented to us that the shares were being acquired for investment purposes.

In March 2005, we issued an aggregate of 1,000,000 shares of our common stock, with an aggregate value of $5,000, to the members of our Board of Directors in consideration of services rendered.   The issuances were made in reliance on Section 4(2) of the Securities Act, and were made without general solicitation or advertising.  The recipients were sophisticated investors with access to all relevant information necessary to evaluate the investments, and who represented to us that the shares were being acquired for investment purposes.

In March 2005, we issued an aggregate of 2,546,217 shares of our common stock to our founders for aggregate cash consideration of $12,731.  The issuances were made in reliance on Section 4(2) of the Securities Act, and were made without general solicitation or advertising.  The recipients were sophisticated investors with access to all relevant information necessary to evaluate the investments, and who represented to us that the shares were being acquired for investment purposes.

In March 2005, we issued an aggregate of 2,780,200 shares of our common stock to our founders in consideration for fixed assets with an aggregate value of $13,901.  The issuances were made in reliance on Section 4(2) of the Securities Act, and were made without general solicitation or advertising.  The recipients were sophisticated investors with access to all relevant information necessary to evaluate the investments, and who represented to us that the shares were being acquired for investment purposes.

In March 2005, we issued an aggregate of 521,584 shares of our common stock to our founders in consideration for miscellaneous supplies with an aggregate value of $2,608.  The issuances were made in reliance on Section 4(2) of the Securities Act, and were made without general solicitation or advertising.  The recipients were sophisticated investors with access to all relevant information necessary to evaluate the investments, and who represented to us that the shares were being acquired for investment purposes.

In July 2005, we issued a series of seven warrants to purchase an aggregate of 1,050,000 shares of our common stock to an individual. Each warrant is for 150,000 shares at an exercise price of $0.10 per share. The warrants expire at the rate of 150,000 shares per month commencing in July 2005 and ending on January 15, 2006. Through September 25, 2005, an aggregate of 450,000 shares of common stock have been issued through the exercise of warrants, for proceeds of $45,000.  The issuance was made in reliance on Section 4(2) of the Securities Act, and were made without general solicitation or advertising. The recipient was a sophisticated investor with access to all relevant information necessary to evaluate the investment, and who represented to us that the warrants and the underlying shares were being acquired for investment purposes.

In August 2005, we issued 12,000 shares of restricted common stock to an individual for a purchase price of $0.25 per share. The issuance was made in reliance on Section 4(2) of the Securities Act, and was made without general solicitation or advertising. The recipient was a sophisticated investor with access to all relevant information necessary to evaluate the investment, and who represented to us that the shares were being acquired for investment purposes.

In September 2005, we issued an aggregate of 1,275,000 shares of restricted common stock to 19 individuals, a profit sharing plan and a corporation for aggregate cash consideration of $127,500. The issuances were made in reliance on Regulation D, promulgated under the Securities Act, and were made without general solicitation or advertising. The purchasers were sophisticated investors with access to all relevant information necessary to evaluate the investment, and who represented to us that the shares were being acquired for investment purposes.

In September 2005, we issued to an individual a warrant to purchase an aggregate of 305,000 shares of our common stock.  The warrant has an exercise price of $0.10 per share, and expires September 30, 2007. The issuance was made in reliance on Section 4(2) of the Securities Act, and was made without general solicitation or advertising. The recipient was a sophisticated investor with access to all relevant information necessary to evaluate the investment and who represented to us that the shares were being acquired for investment purposes.

During February 2006, we issued an aggregate of 450,000 shares of our common stock related to the exercise of warrants for cash totaling $45,000, and 200,000 shares of common stock for cash totaling $14,000.  These issuances were made in reliance on Section 4(2) of the Securities Act, and were made without general solicitation or advertising.  The recipients were sophisticated investors with access to all relevant information necessary to evaluate the investments, and who represented to us that the shares were being acquired for investment purposes.

During March 2006, we issued an aggregate of 270,000 shares of common stock for cash totaling $18,900.  The issuances were made in reliance on Section 4(2) of the Securities Act, and were made without general solicitation or advertising.  The recipients were sophisticated investors with access to all relevant information necessary to evaluate the investments, and who represented to us that the shares were being acquired for investment purposes.

We issued 200,000 shares of unregistered common stock on April 10, 2006 to an investor in consideration of $14,000 in cash.  The issuance was made in reliance on Section 4(2) of the Securities Act, and was made without general solicitation or advertising.  The recipient was a sophisticated investor with access to all relevant information necessary to evaluate the investments, and who represented to us that the shares were being acquired for investment purposes.

In July 2006, we issued an aggregate of 71,430 shares of common stock to an investor in consideration for $5,000 in cash.   The issuance was made in reliance on Section 4(2) of the Securities Act, and was made without general solicitation or advertising.  The recipient was a sophisticated investor with access to all relevant information necessary to evaluate the investments, and who represented to us that the shares were being acquired for investment purposes.

ITEM 27.

EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)  Exhibits.

The following Exhibits are attached hereto:

EXHIBIT NO.

DESCRIPTION

3.1*

Certificate of Incorporation.

3.2*

Bylaws.

4.1*

Form of Subscription Agreement

5.1*

Opinion of Silicon Valley Law Group.

10.1*

Patent Assignment Agreement, dated March 17, 2005, by and between the Company and Dr. Sung H. Choi.

10.2*

Sublease Agreement, effective March 15, 2005, by and

between the Company and Rastiff Business Ventures, Inc.

10.3*

Standard Industrial/Commerical Multi-Tenant Lease-Gross,

dated December 10, 2004 by and between Rastiff Business

Ventures, Inc. and Paragon Business Center.

10.4*

Employment Agreement, dated March 15, 2005, by and between

the  Company and David A. Walker.

10.5*

Consulting Agreement, dated March 15, 2005, by and between

 the Company and Dr. Mark A. Daugherty.

10.6*

Consulting Agreement, dated March 15, 2005, between the Company and Dr. Sung N. Choi.

14.1*

Code of Ethics.

23.1

Consent of L.L. Bradford and Company, LLC

23.2*

Consent of Silicon Valley Law Group (to be contained in Exhbit 5.1).

24.1*

Power of Attorney

*    Previously filed.

(b)  Financial Statement Schedules.

Financial Statement Schedules have been omitted because the information is included in the Financial Statements or Notes thereto.

ITEM  28.  UNDERTAKINGS

(a)  The undersigned registrant hereby undertakes:

     (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i)  To include any prospectus required by Section 10(a)(3) of the Securities  Act of 1933;

          (ii)  To reflect  in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided,  however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required  to  be  included  in a post-effective amendment by those paragraphs is contained  in  periodic reports filed with or furnished to the Commission by the registrant  pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and  the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant  pursuant  to  the foregoing provisions, or otherwise, the registrant has  been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore,  unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d)  The undersigned registrant hereby undertakes that:

     (1)  for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2)  For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein,  and  the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Valencia, State of California, on October 4, 2006.

ENABLE IPC CORPORATION

By:  /s/ David A. Walker

      David A. Walker

      Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE

TITLE

 DATE

  /s/ David A. Walker

David A. Walker

Chief Executive Officer

October 4, 2006

and a Director

/s/ Anna Rhee_____________

Anna Rhee, CMA

Chief Financial Officer

(Principal Accounting Officer)

October 4 , 2006

  /s/ Mark A. Daugherty, Ph.D. *

Mark A. Daugherty, Ph.D

Director

 October 4 , 2006

  /s/ Daniel Teran *

Daniel Teran

Director

October 4 , 2006

  /s/ Jin Suk Kim *

Jin Suk Kim

Director

October 4 , 2006

  /s/ Timothy Lambirth, Esq. *

Timothy Lambirth, Esq.

Director

October 4, 2006

*  By:  /s/ David A. Walker

David A. Walker, Attorney in Fact